EXHIBIT 10.40

CLINICAL SUPPLY AGREEMENT

THIS CLINICAL SUPPLY AGREEMENT (the “Agreement”) is entered into as of the 1st day of June, 2006 (the “Effective Date”) by and between SCHERING AKTIENGESELLSCHAFT, a German corporation having a principal place of business at Müllerstraße 178, D-13342 Berlin, Germany (“Schering”) and SONUS PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at 22026 20th Avenue SE, Bothell, Washington 98021 (“Sonus”).  Schering and Sonus are referred to individually as a “Party” and collectively as “Parties.”

WHEREAS, Schering and Sonus have entered into a Collaboration and License Agreement having an effective date of October 17, 2005 (the “License Agreement”) for the development and commercialization of the Product in the Territory (each as defined below);

WHEREAS, pursuant to the License Agreement, Sonus has granted to Schering exclusive rights to develop and commercialize the Product in the Territory, which rights include, among other rights, the right to elect to make the Product and have the Product made on its behalf;

 WHEREAS, Schering gave written notice of its election to assume responsibility for manufacture and supply of Product on March 2, 2006, but has not yet established internal or external manufacturing capabilities for the Product, and the Parties desire that Sonus supply Schering with clinical supplies of the  Product pursuant to the MSA (as defined below) until Schering establishes such manufacturing capabilities; and

WHEREAS, pursuant to Section 7.02 of the License Agreement, the Parties wish to provide for each Party’s rights and responsibilities in connection with the clinical supply of the Product to Schering by Sonus as set forth in the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.             Definitions.

Capitalized terms used in this Agreement (other than the headings of the Articles and Sections), whether used in the singular or plural, shall have the meaning set forth below, or, if not listed below, the meaning as designated in the text of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the purposes of this definition, a Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

“API” or “Active Pharmaceutical Ingredient” means any component of the Product that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease, or to affect the structure or any function of the body of man or animals, but does not include intermediates used in the synthesis of such ingredients.

“Certificate of Analysis” means a certificate that accompanies each shipment of Product certifying that the Product meets the Specifications.

“Certificate of Compliance” means a certificate that accompanies each shipment of Product certifying that the Product has been manufactured according to cGMP.

“cGMP” means current Good Manufacturing Practices regulations promulgated by FDA, as they may be amended from time to time. cGMP also includes published standards of FDA (or other standards of FDA that are generally recognized within the United States pharmaceutical industry) that relate to the testing, manufacturing, processing, packaging, holding or distribution of drug substances and finished drugs.  cGMP also includes similar standards, guidelines and regulations promulgated or otherwise required by the European Commission, and published standards of the European Commission (and other standards of the European Commission that are generally recognized within the European pharmaceutical industry), including the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC, as amended from time to time, that relate to the testing, manufacturing, processing, packaging, holding or distribution of drug substances and finished drugs..

“Confidential Information” means all information and materials regarded by the disclosing Party as confidential (including, without limitation, information relating to the Sonus Technology, as defined in the License Agreement) furnished by one Party to the other pursuant to this Agreement and all information created or developed during the course of the Parties’ collaboration hereunder, whether in oral, written, graphic or electronic form.  Confidential Information shall not include any information which the receiving party can prove by competent evidence:

(a)           is now or hereafter becomes, through no fault or failure to act on the part of the receiving Party, generally known or available,

(b)           is known by the receiving Party, without obligations of confidentiality, at the time of receiving such information, as demonstrated by written evidence,

(c)           is hereafter furnished to the receiving Party by a third party, as a matter of right and without restriction on disclosure,

(d)           is independently developed by the receiving Party without the aid, application or use of the disclosing party’s Confidential Information, as demonstrated by written evidence, or

(e)           is the subject of written permission to disclose provided by the disclosing Party.

“Contract Manufacturing Agreement” means an agreement between Sonus and a Third Party contract manufacturer regarding the manufacture of all or part of the clinical supply of the

Product.  For the avoidance of doubt, the MSA and the Quality Agreement shall be considered Contract Manufacturing Agreements.

“EU” means the countries of the European Union as constituted from time to time.

“FDA” means the United States Food and Drug Administration or successor agency thereto.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

“Field” means all uses of the Product for the diagnosis, prevention, treatment, cure or mitigation of all disease states, conditions, disorders and indications in humans or in animals

“Investigator Sponsored Study” or “ISS” means any clinical study with respect to the Product in the Field where the sponsor of the study is a physician or group of physicians acting as sponsor-investigator(s) and neither of the Parties nor any of their Affiliates or sublicensees accept the role of sponsor or co-sponsor of such a study.

“MSA” means the Manufacturing and Supply Agreement between Sonus and Gensia Sicor Pharmaceutical Sales, Inc. (now known as Sicor Pharmaceuticals, Inc.), effective as of June 26, 2002.

“NDA” means New Drug Application, as described in FDA regulations, 21 C.F.R. 50, including all amendments and supplements to the application.

“NDA Support Trial” means any clinical study with respect to the Product in the Field that will be part of the initial NDA (as defined in the License Agreement) submission, excluding the Pivotal Trial (as defined in the License Agreement).

“Product” means the product known as TOCOSOL® Paclitaxel, as more particularly described in the License Agreement.

“Quality Agreement” means the Quality Agreement for the Manufacturing and Supply of Tocosol® Paclitaxel Injectable Emulsion between Sonus and Sicor Pharmaceuticals, Inc., effective as of February 1, 2005.  A complete copy of the Quality Agreement is attached hereto as Exhibit A.

“ROW” means all countries, territories and geographical areas of the world, excluding the United States of America and its territories, commonwealths and possessions.

“ROW Registrational Trial” means any clinical study with respect to the Product in the Field that will be part of an application for approval by any regulatory authority in the ROW.

“Schering Sponsored Study” or “CSS” means any non-registrational clinical study with respect to the Product in the Field where the sponsor of the study is Schering or its Affiliates.

“Specifications” means the regulatory, manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and any other attributes that the Parties agree upon, or that are otherwise required, in connection with the manufacture of the Product, as may be amended by the Parties from time to time.  A complete copy of the Specifications, as agreed by the Parties, is attached hereto as Exhibit B.

“Term” has the meaning specified in Section 6.1 of this Agreement.

“Territory” means the entire world.

“Third Party” means any entity other than Schering, Sonus or any of their Affiliates.

2.             Supply of Product

2.1          Clinical Supply.  Pursuant to the terms hereof, Sonus shall, during the term of this Agreement, manufacture, either by itself of through a Third Party, and supply to Schering  clinical supply of the Product necessary to support ISS, CSS, NDA Support Trials, ROW Registrational Trials, and any other investigational study sponsored or conducted by Schering.

2.2          Quality of Product. All Product manufactured and supplied to Schering by Sonus hereunder shall comply with the Quality Agreement.

2.3          Supply Approval.  Batches of Product will be manufactured consistent with the MSA and as approved by the Steering Committee.  Each Party agrees to adhere to their respective pharmaceutical responsibilities concerning supply of Product as set forth in the Agreement on Responsibility Defined Regarding Manufacture and Quality Control attached hereto as Exhibit C.

2.4          Delivery/Risk of Loss.  Sonus shall deliver all quantities of the clinical supply of the Product purchased hereunder F.O.B. the Product manufacturing point.  The Product shall be packaged, labeled, stored, and shipped in a manner that assures that the Product meets the Specifications upon delivery.  Each shipment of Product shall be accompanied by a Certificate of Analysis, a Certificate of Compliance, and copies of the manufacturing and packaging batch records.

2.5          Testing, Acceptance and Rejection.  Upon Schering’s receipt of each batch of clinical supply of the Product, Schering or its designee shall have thirty (30) days to inspect such batch to determine its compliance with the Specifications.  If Schering does not notify Sonus of Schering’s rejection of a batch of said Product within such thirty (30) day period, such Product shall be deemed accepted subject to Product warranties under Section 7.1.  If Schering rejects any batch of Product (“Defective Product”), Sonus shall promptly notify Schering in writing if it either:  (a) agrees with the rejection, in which event Sonus shall promptly replace such Defective Product with Product complying with the Specifications to the extent it is able to do so under the

MSA and shall request in writing that Schering either return or destroy the rejected batch of Product at no additional cost to Schering; or (b) dispute Schering’s rejection.  If Sonus disputes Schering’s rejection, then the Parties shall engage a mutually acceptable Third Party laboratory to make a final and binding determination if the rejection was proper.  The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such findings are made.  If such laboratory determines that such batch of Product has not been reasonably rejected, then such batch shall automatically be deemed to have been accepted by Schering, and if it has not already done so, Schering will pay the amount for the batch of Product initially rejected by Schering.  If such laboratory determines that such batch of Product has been reasonably rejected, or if Sonus agrees with Schering’s rejection, then Sonus shall promptly replace such Defective Product with Product complying with the Specifications.

2.6          Schering Inspections and Information Rights.  Sonus agrees that Schering will have access to Sonus’ facilities and any Third Party contract manufacturing facilities (subject to any restrictions under any agreements between Sonus and its Third Party contractors) at all reasonable times for purposes of inspecting such facilities and monitoring activity relating to Sonus’ obligations under this Agreement.

3.             Price and Payments.

3.1          Price.  The price for each batch of Product shall be the cost of Product to Sonus for any Product manufactured by a Third Party and shall include, but not be limited to, the purchase price paid to such Third Party for Product, any actual costs incurred by Sonus under its Contract Manufacturing Agreement with such Third Party, and costs incurred by Sonus for API and excipients.

3.2          Payments.  Sonus shall invoice Schering quarterly in arrears for Product released by the manufacturer.  All payments due hereunder to Sonus shall be paid in U.S. dollars not later than thirty (30) days following the receipt date of the invoice.  Upon request, Sonus agrees to promptly provide documentation that reasonably supports any amount invoiced hereunder.  Schering will pay any and all taxes (other than taxes based upon Sonus’ income), duties, assessments and other charges and expenses imposed by any government authority in connection with the delivery and sale of the Product to Schering.

3.3          Cost Sharing.  Any cost sharing for supply of Product provided for under Article V of the License Agreement shall be reconciled quarterly as provided in the License Agreement.

4.             Regulatory

4.1          Regulatory Inspections.  If a facility that manufactures the Product is inspected by representatives of any supra-national, national, federal, state or local regulatory agency in connection with manufacture of the Product, Sonus shall notify Schering promptly (by telephone and in writing) upon learning of such inspection, and shall supply Schering with copies of any related correspondence or other documentation, or portions thereof, in the possession of Sonus relating to the Product.  Schering may send representatives to such facilities and participate fully in any portion of such inspection, subject to agreement by the Third Party manufacturer where such agreement by the Third Party manufacturer is required.  Promptly upon Sonus’ receipt thereof, Sonus shall provide Schering with a copy of any regulatory letter or comments from any federal, state or local regulatory agency in connection with the manufacture of the Product, including any Form 483 (Inspectional Observations) or warning letter.

4.2          Records.  Sonus shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including, without limitation, batch records for the Product).  All such records relating to the manufacture of the Product shall be maintained for such period of time as may be required by applicable laws, rules or regulations and, in any event, for a period of time not less than seven (7) years.  Prior to the destruction of any record, Sonus shall give advance written notice to Schering of Sonus’ intention to destroy any such record; Schering shall then have the right to request, receive and retain such records with no further compensation to Sonus.

5.             Confidentiality.  The Parties each agree that the obligations of confidentiality, non-use and non-disclosure set forth in the License Agreement are incorporated into this Agreement for purposes of determining the Parties’ rights and obligations with respect to Confidential Information disclosed by each Party under this Agreement.

6.             Term And Termination

6.1          Term.  The term of this Agreement shall commence on the Effective Date and shall continue until the earlier to occur of (i) Product Launch (as defined in the License Agreement); or (ii) the effective date of termination of the MSA.

6.2          Termination for Cause.  Either Party may terminate this Agreement (i) if the other Party is in material breach of this Agreement and such breach is not cured within ninety (90) days following receipt by the breaching Party of written notice from the other Party specifying the breach in reasonable detail and demanding its cure; provided, however, that, if said breach cannot be cured during such ninety (90) day period using diligent efforts, the breaching Party shall be allowed an additional ninety (90) day period to cure such breach provided the breaching Party has commenced a cure promptly after receipt of the aforementioned written notice from the other party and is diligently pursuing completion of such cure; or (ii) if the other Party experiences a Bankruptcy Event (as defined in the License Agreement).

6.3          Automatic Termination.  This Agreement shall automatically terminate effective on the effective date of any termination of the License Agreement.

6.4          Effect of Early Termination By Schering.  In the event of a Bankruptcy Event or a material breach of this Agreement by Sonus under Section 6.2 (which breach is not cured as provided therein), Schering may elect to either (a) terminate this Agreement in its entirety, or (b) continue to exercise its rights under this Agreement, in which case Sonus shall:  (i) at Schering’s request, assign and transfer to Schering Sonus’ rights and obligations under any Contract Manufacturing Agreement(s) and take whatever actions are reasonably required under such agreement(s) to effectuate such assignment and transfer; (ii) provide Schering with access to

Sonus’ facilities and personnel as reasonably required by Schering to transition all manufacturing activity for the Product to Schering, its Third Party contract manufacturers or any other designee; and (iii) use diligent efforts to cooperate with Schering, its Third Party contract manufacturers and any other designee to effect a prompt and orderly transition to Schering of any activities being conducted by or on behalf of Sonus.  Schering shall be entitled to set off any reasonable expenses Schering incurs as a result of the early transition of manufacturing responsibilities hereunder first, against any milestone payments owed to Sonus under the License Agreement and, second, against any royalties owed to Sonus under the License Agreement.

6.5          Surviving Obligations.  Termination or expiration of this Agreement shall not affect any rights or obligations of either Party that may have accrued up to the date of such termination or expiration.  In addition to any other remedies provided in this Agreement, each Party may institute any other legal action or pursue any other remedy against the other Party permitted by applicable law.  The rights and obligations set forth in this Agreement shall extend beyond the expiration or termination of this Agreement to the extent that the survival of such rights or obligations is necessary to permit their complete fulfillment or discharge.  Without limiting in any way the generality of the foregoing, the following provisions of this Agreement, strictly and only in accordance with their express terms, shall survive termination or expiration of this Agreement:  Sections 1, 4.2, 5, 6.4, 6.5, 7.4, 7.5, 8, and 9.

7.             Representations, Warranties and Covenants.

7.1          Product Warranty.  Sonus represents and warrants that all Product supplied by it pursuant to this Agreement:  (a) shall be manufactured and packaged in compliance with cGMP and other applicable laws, rules and regulations; (b) shall conform to the Specifications in effect at the time of delivery; (c) shall not be adulterated or misbranded within the meaning of the FD&C Act, and (d) at the time of delivery, shall be free and clear of any lien or encumbrance.

7.2          Qualified Personnel.  Sonus shall engage and employ only professionally qualified personnel to perform the services contemplated hereunder.  Sonus represents and warrants that it shall not use the services of any person in connection with activities under this Agreement who has either been (a) debarred or suspended under the FD&C Act, or (b) charged with a violation of any laws or regulations relating to the regulation of any drug product under the FD&C Act or any similar law or regulation in force in any country of the Territory.

7.3          Compliance with Laws.  Sonus represents and warrants that it shall comply, and shall contractually require that it’s Affiliates and Third Party contract manufacturers comply, with all applicable laws, guidelines, regulations, rules and other requirements of any government or any regulatory authority in performing its obligations hereunder.

7.4          Disclaimer of Warranties.  EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 7.1, 7.2, AND 7.3 ABOVE, NEITHER PARTY GRANTS, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ALL WARRANTIES OF ANY KIND, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

7.5          Limitation of Liability.  Except for liability for breach of Section 5, neither Party shall be entitled to recover from the other Party any special, incidental, consequential or punitive damages in connection with this Agreement or a Parties’ performance of its obligations hereunder; provided, however, that this Section 7.5 shall not be construed to limit either Party’s indemnification rights or obligations under Section 8.

8.             Indemnification.

8.1          Indemnification by Sonus.  Sonus shall indemnify, defend and hold Schering, its Affiliates and their officers, directors, employees, and agents (the “Schering Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from:  (a) allegations by Third Parties that the use of the Product manufactured by or on behalf of Sonus caused personal injury or death; (b) Sonus’ breach of its obligations, representations or warranties under this Agreement; or (c) the willful misconduct or negligent acts of Sonus or its directors, officers, agents, and employees.  The foregoing indemnity obligation shall not apply to the extent that any Claim arises from, is based on, or results from:  (i) the willful misconduct or negligent acts of any of the Schering Indemnitees; or (ii) a breach by Schering of its obligations, representations or warranties under the Agreement.

8.2          Indemnification by Schering.  Schering shall indemnify, defend and hold Sonus and Sonus’ officers, directors, employees, and agents (the “Sonus Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from: (a) Schering’s breach of its obligations, representations or warranties under the Agreement; or (b) the willful misconduct or negligent acts of any of the Schering Indemnitees.  The foregoing indemnity obligation shall not apply to the extent that any Claim arises from, is based on, or results from: (i) allegations by Third Parties that the use of the Product manufactured by or on behalf of Sonus caused personal injury or death; (ii) the willful misconduct or negligent acts or omissions of any of the Sonus Indemnitees; or (iii) a breach by Sonus of its obligations, representations or warranties under the Agreement.

8.3          Indemnification Procedures.  A person or entity that intends to claim indemnification under this Section 8 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, whether or not such Claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, at its own expense.  The indemnity agreement in this Section 8 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such Claim, only to the extent prejudicial to its ability to defend such action, shall relieve such Indemnitor of liability to the Indemnitee under this Section 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 8.  The Indemnitee under this Section 8, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigations of any Claim covered by this indemnification.  Any actions taken or payments made by an Indemnitor hereunder shall be without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund if the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

9.             Miscellaneous.

9.1          Assignment.  Schering may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates, provided that such assignment does not relieve Schering of its obligations hereunder or otherwise result in a novation.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, either Party can sell, transfer or assign its rights under the Agreement to any Third Party as part of a sale of all or substantially all of the assets of such Party or in connection with a merger or consolidation; provided that such Third Party expressly agrees in writing to assume and perform all of the duties and obligations of such Party under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be null and void, and of no legal effect.

9.2          Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, failures of Third Parties to supply materials or Products, acts of God or acts, omissions or delays in acting by the other Party.

9.3          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement.

9.4          Waiver.  Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

9.5          Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6          Notices.  All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service addressed as follows:

If to Sonus:	Sonus Pharmaceuticals, Inc.
22026 20th Avenue, S.E.
Bothell, Washington 98021
Attention: President

Copy to:	K. C. Schaaf, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Telephone: (949) 725-4000
Facsimile: (949) 725-4100

If to Schering:	Schering Aktiengesellschaft
Müllerstraße 178
13342 Berlin
Germany
Attn: Head of Legal department

Copy to:	Berlex Pharmaceuticals, an Operating Unit of Berlex, Inc.
340 Changebridge Road
Montville, New Jersey 07045
Attn: Head of Oncology Global Business Unit

Copy to:	Berlex Pharmaceuticals, an Operating Unit of Berlex, Inc.
340 Changebridge Road
Montville, New Jersey 07045
Attn: General Counsel

Either Party may by like notice specify or change an address to which notices and communications shall thereafter be sent.  Notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

9.7          Independent Contractors.  It is expressly agreed that Sonus and Schering shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind.  Neither Sonus nor Schering shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.8          Affiliates; Subcontractors.  Each Party may use Affiliates to perform such Party’s obligations under this Agreement; provided, however, that such Party contractually binds such Affiliate to the terms and conditions of this Agreement and the original Party guarantees the performance of its Affiliate.  Each Party shall have the right to engage Third Party subcontractors or consultants to perform certain of its obligations under this Agreement; provided, however, that such subcontractors or consultants are contractually bound to the terms and conditions of this Agreement and the original Party guarantees the performance of such subcontractor or consultants.

9.9          Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.10        Entire Agreement; Amendment.  This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof.  This Agreement supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

9.11        Headings.  The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

9.12        Publicity.  Schering and Sonus shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, (i) that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq or any stock exchange, or under applicable securities laws, if it has used reasonable efforts to consult with the other Party prior thereto, and (ii) such consent shall be deemed to have been given if the recipient of the press release or public statement fails to respond to the other Party within forty-eight (48) hours after the recipient’s receipt of such press release or public statement delivered in accordance with the terms of Section 9.6.  No such consent of the other Party shall be required to release information which has previously been made public.

9.13        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14        Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

SCHERING AKTIENGESELLSCHAFT		SONUS PHARMACEUTICALS, INC.

By:	/s/ Joachim Schmidt	By:	/s/ Michael A. Martino

Name:	Joachim Schmidt	Name: Michael A. Martino

Title:	Head R&D Quality and Operations	Title: President and CEO

By:	/s/ Dr. Michael Hildebrand

Name:	Dr. Michael Hildebrand

Title:	Head Global Pharmaceutical Development

EXHIBIT A

QUALITY AGREEMENT FOR THE MANUFACTURING AND SUPPLY

OF TOCOSOL® PACLITAXEL INJECTABLE EMULSION

Between

Sonus Pharmaceuticals, Inc.

And

Sicor Pharmaceuticals, Inc.

(Effective as of February 1, 2005)

EXHIBIT B

FINISHED PRODUCT SPECIFICATION

TOCOSOL® PACLITAXEL INJECTABLE EMULSION, 10 mg/mL

Test	Description	Specification
Color and Appearance	Visual	White /off-white to pale yellow milky, opalescent liquid
Paclitaxel ID Assay	HPLC	RT matches reference 9.0 — 11.0 mg/mL (90% to 110% of label claim)
Paclitaxel Purity	HPLC

Degradation Products,%
NMT 0.8%                                                                                      Baccatin III
NMT 0.8%                                                                                      10-Deacetylpaclitaxel
NMT 0.5%                                                                                      10-Deacetyl-7epipaclitaxel
NMT 0.6%                                                                                      7-Epipaclitaxel
For Information Only                                PEG Ester Side Chain

Impurities,%
For Information Only                                Cephalamannine
For Information Only                                Paclitaxel C
For Information Only                                7 Epi-Cephalomannine
For Information Only                                N Methyl Taxol C

NMT 0.1%                                                                                      Any Other
NMT 3.0%                                                                                      Total Degradants + Impurities + Any
Other

Vitamin E ID Assay (Target)	HPLC	RT matches ref. Report value (70 — 90 mg/mL)
TPGS ID Assay (Target)	HPLC	RT matches ref. Report value (40 — 60 mg/mL)
Mean Particle Diameter	Polarization Intensity Differential Scattering	NMT 150 nm
Distribution Limits Particle% volume	Diffraction	1.261µm to 4.655µm, NMT 5% > 4.655µm, None Detected
pH	H+ Electrode	4.0 — 7.0
Particulate Matter	Microscopic Count	NMT 3,000 > 10 µm (particles per container), and NMT 300 > 25 µm (particles per container)
Volume in Container	Volumetric	Volume not less than labeled volume
Sterility	USP	No microbial growth
Endotoxin	LAL	< 0.4 EU/mg

EXHIBIT C

Agreement on Responsibility Defined

Regarding Manufacture and Quality Control

Attachment C to the Clinical Supply Agreement

between

SCHERING AKTIENGESELLSCHAFT

(“SCHERING”)

and

SONUS Pharmaceuticals Inc.

covering the clinical supply of

TOCOSOL® Paclitaxel

	SONUS	Schering
I. MATERIALS
1. STARTING MATERIALS (without active ingredients)
• Quality Specifications, Testing Standards	x
• Purchase	x
• Testing and release of starting materials supplied by third parties	x
• Retention of reserve samples	x
• Shipment responsibility	x
2. ACTIVE PHARMACEUTICAL INGREDIENTS
• Quality Specifications, Testing Standards	x
• Purchase	x
• Testing and release of active pharmaceutical ingredient(s) supplied by third parties	x
• Retention of batch documentation	x
• Retention of reserve samples	x
• Shipment responsibility	x
3. PACKAGING MATERIALS
A. Primary Packaging
• Quality Specifications, Testing Standards	x
• Purchase	x
• Approval of master for printed packaging materials	x	x
• Testing and release of packaging materials	x
• Retention of batch documentation	x
• Retention of reserve samples	x
B. Secondary Packaging
• Quality Specifications, Testing Standards		x
• Purchase		x
• Testing and release of packaging materials		x
• Retention of batch documentation		x
• Retention of reserve samples		x

4. BULK PRODUCT
• Quality Specifications, Testing Standard	x
• Retention of reserve samples	x
• Shipment responsibility	x
5. FINISHED PRODUCT
• Bill of materials	x
• Quality Specifications, Testing Standard		x
• Identity testing and release of Bulk product supplied by SONUS		x
• Retention of reserve samples		x
• Follow-up-Stability	x
• Certificate of Analysis	x
• Certificate of Compliance	x
II. PROCESSES, PROCEDURES
6. BULK PRODUCTION
• Processing Instructions	x
• In-process controls	x
• Testing and release of Bulk product	x
• Retention of original batch documentation	x
• Copy of batch documentation		x
7. PACKAGING
• Packaging instructions	x
• Filling in primary packaging materials including IPC	x
• Labeling of primary packaging materials including IPC	x	x
• Packaging in secondary packaging material including IPC		x
• Labeling of secondary packaging material including IPC		x
• Packaging of Product for distribution		x
• Testing and final release for clinical trials		x
• Distribution to clinical trial sites		x

8. COMPLAINTS
• Registration of complaints		x
• Investigation of complaints	x	x
• Corrective actions	x	x
• Answer to complainant		x
• Documentation	x	x

9. OTHERS
• Shipment instructions		x